Consent of Independent Registered Public Accounting Firm

Mitek Systems, Inc.
San Diego, California
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Mitek Systems, Inc. and subsidiaries of our reports dated July 31, 2023, relating to the consolidated financial statements and the effectiveness of Mitek Systems, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2022.

/s/ BDO USA, P.C.

Troy, Michigan
November 1, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.